UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 3, 2008

FEDERAL HOME LOAN BANK OF ATLANTA
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51845	56-6000442
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
1475 Peachtree Street, NE
Atlanta, GA 30309
(Address of principal executive offices)

(404) 888-8000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Lehman Brothers Special Financing ("LBSF") was a counterparty to the Federal Home Loan Bank of Atlanta (the "Bank") on multiple interest rate swap transactions documented under an International Swap Dealers Association, Inc. master agreement (the "ISDA Master Agreement"). Lehman Brothers Holdings Inc. ("Lehman"), the parent company of LBSF, is a credit support provider for these obligations of LBSF under such transactions. On September 15, 2008, Lehman filed for protection under Chapter 11 of the federal Bankruptcy Code in the United States Bankruptcy Court in the Southern District of New York, which is an event of default under the ISDA Master Agreement. On September 18, 2008, the Bank sent LBSF a notice identifying the occurrence of an event of default and designating September 19, 2008 as the early termination date in respect of all outstanding swap transactions. On October 3, 2008, the Bank sent a settlement statement to LBSF notifying it of all amounts payable if, as permitted under the ISDA Master Agreement, the value of the collateral due to be returned to the Bank were netted against all other amounts due between the parties as a result of unwinding the swap transactions, and demanding payment of that net amount.

On October 3, 2008, the Bank filed suit in New York state court against LBSF alleging breach of contract, unjust enrichment, conversion of property and other claims relating to the right of the Bank to remittance of the posted collateral and accrued interest held by LBSF under the ISDA Master Agreement (the "Complaint"). In the Complaint, the Bank alleged it was entitled to the remittance of the posted collateral, which had a value (inclusive of accrued interest) as of October 2, 2008 of approximately $936 million, plus additional accrued interest. The Complaint alleged, in the alternative, that the Bank was entitled to a payment of approximately $179 million, which represented the amount by which the value of the posted collateral (as of October 2, 2008) exceeded the payments that the Bank would be obligated to make to LBSF once the posted collateral was remitted, plus additional accrued interest.

Later that day, LBSF itself filed for bankruptcy protection, and the Bank's action has now been stayed pursuant to applicable bankruptcy law.

At this early stage in the bankruptcy proceedings, the Bank is unable to predict whether, and to what extent, it will be able to recover the claimed amounts. The Bank is analyzing the impact to its financial statements of the Lehman and LBSF bankruptcy filings, including any necessary loss contingencies, which could be significant.

The information being furnished pursuant to Item 7.01 of this Current Report on Form 8-K shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Atlanta

Date: October 9, 2008	By: /s/ Steven J. Goldstein
Steven J. Goldstein
Executive Vice President,
Chief Financial Officer